EXHIBIT 4.10.2

                         AMENDMENT TO THE
    INVESTORS FIDUCIARY TRUST COMPANY INVESTMENT SAVINGS PLAN


     THIS AMENDMENT, made as of February 26, 1996, is made by Investors Fiduciary Trust Company (herein referred to as the
Employer).

     WHEREAS, the Employer heretofore established the Investors
Fiduciary Trust Company Investment Savings Plan ("Plan") effective January 1, 1996 (herein referred to as the Effective
Date); and

     WHEREAS, pursuant to Section 11.1.2 of the Plan, the Employer reserved the right to amend the Plan;

     WHEREAS, the Employer now desires to amend the Plan effective January 1, 1996 (herein referred to as the Amendment
Effective Date);

     NOW, THEREFORE, IFTC as Employer and Trustee hereby amends the Plan in the following respects:

     Section VI, Item A(1) of the Adoption Agreement of the
     Plan shall be amended to exclude any compensation paid as a signing bonus or relocation compensation upon initial employment with the Employer, separation pay and unused vacation pay, stock dividend equivalent payments, and earnings from any recognition awards programs.

     IN WITNESS WHEREOF, IFTC has caused this amendment to be executed as of the date first above written.


INVESTORS FIDUCIARY TRUST COMPANY, EMPLOYER AND TRUSTEE


By:  /s/  Thomas J. McCrossan

Title:  President and Chief Executive Officer